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                           M. H. Meyerson & Co., Inc.

                                   Exhibit 11

                         Statement of Earnings Per Share


The earnings per share during the periods presented were calculated as follows:

Three months ended April 30, 2001

6,571,715 shares from 2/1 to 2/12/01               12 days           78,860,580
6,573,123 shares from 2/13 to 2/19/01               7 days           46,011,861
6,575,097 shares from 2/20 to 3/5/01               14 days           92,051,358
6,577,226 shares from 3/6 to 3/8/01                 3 days           19,731,678
6,578,547 shares from 3/9 to 3/11/01                3 days           19,735,641
6,579,785 shares from 3/12 to 3/20/01               9 days           59,218,065
6,581,514 shares from 3/21 to 4/30/01              41 days          269,842,074
                                                   89 days          585,451,257

585,451,257 / 89 days = 6,578,104 weighted average shares outstanding. Net loss - three months ended April 30, 2001 = $(3,968,379)
$(3,968,379) / 6,578,104 = $(0.60) basic loss per share.
Equivalent shares calculation would be anti-dilutive.









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Three months ended April 30, 2000

6,507,815 shares from 2/1/00 to 2/17/00       17 days        110,632,855
6,517,815 shares from 2/18/00 to 3/16/00      28 days        182,498,820
6,527,815 shares from 3/17/00 to 4/04/00      19 days        124,028,485
6,547,815 shares from 4/05/00 to 4/12/00       8 days         52,382,520
6,552,815 shares from 4/13/00 to 4/25/00      13 days         85,186,595
6,565,315 shares from 4/26/00 to 4/30/00       5 days         32,826,575
                                              90 days        587,555,850

587,555,850 /90 days = 6,528,398 weighted average shares outstanding. Net income - three months ended April 30, 2000 = $4,895,984
$4,895,984 / 6,528,398 = $0.75 basic earnings per share.

Equivalent shares using the modified treasury stock method

Shares assumed sold: 114,091     1.10            125,500
                      15,000     1.96875          29,531
                     159,429     2.1875          348,751
                     612,500     2.25          1,378,125
                      10,000     2.4375           24,375
                      12,500     2.5              31,250
                      25,000     4.43            110,750
                      50,000     4.528125        226,406
                       2,500     4.725            11,813
                   1,001,020                   2,286,501

Shares assumed
     purchased:     (469,026)    4.875        (2,286,501)
     Total:          531,994


Total weighted average outstanding shares: 7,060,392
Net income - three months ended April 30, 2000 = $4,895,984
$4,895,984 / 7,060,392 = $0.69 earnings per diluted share.






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